Exhibit 99.1
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Series A Noncumulative Convertible Perpetual Preferred Stock of Macatawa Bank Corporation and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 30th day of December.

White Bay Capital, LLLP
By:	Stephen A. Van Andel 2009 WBC Trust, its General Partner

By:	/s/ Stephen A. Van Andel
	Name:	Stephen A. Van Andel
	Title:	Trustee

Stephen A. Van Andel 2009 WBC Trust
By:	/s/ Stephen A. Van Andel
	Name:	Stephen A. Van Andel
	Title:	Trustee

/s/ Stephen A. Van Andel
Name: Stephen A. Van Andel

8620467.2